Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES FEBRUARY 2013 U.S. TRADING VOLUMES

NEW YORK, March 8, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that February 2013 U.S. trading volume was 3.7 billion shares and average daily volume (ADV) was 194 million shares.  This compares to 4.4 billion shares and ADV of 210 million shares in January 2013 and 3.9 billion shares and ADV of 193 million shares in February 2012.  There were 19 trading days in February 2013, 21 trading days in January 2013 and 20 trading days in February 2012.

ITG U.S. Trading Activity

February 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

February 2013	19	3,692,813,458	194,358,603

Year-to-Date:	40	8,103,346,601	202,583,665

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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